Exhibit 21.1

Bluerock Enhanced Multifamily Trust, Inc.

List of Subsidiaries

Bluerock Enhanced Multifamily Holdings, L.P.

Bluerock REIT Holdings, LLC

BEMT Springhouse, LLC

BR Springhouse Managing Member, LLC

BEMT Creekside, LLC

BR Creekside Managing Member, LLC

BEMT Meadowmont, LLC

BR Meadowmont Managing Member, LLC

BEMT Augusta, LLC

BR Augusta JV Member, LLC

BEMT Hillsboro Village, LLC

BR Hillsboro Village JV Member, LLC